Exhibit 6.14


                                    Form of
                   Confidentiality and Nondisclosure Agreement


In order to protect certain proprietary and confidential information described in Section 3 below,

               -    hereafter referred to as Confidential information-





               -    hereafter referred to as ___________

and

iQ Battery Research & Development GmbH,
Inselkammerstr.4,
D-82008 Unterhaching,
Germany

               - hereafter referred to as iQ





agree that:


                          Section 1 Disclosing Parties

Both parties are disclosing Confidential Information.


                        Section 2 Primary Representative

Each  party's   representative   for  coordinating   disclosure  or  receipt  of
Confidential Information is:

                    ................

iQ:  Dr.-Ing. Gunther Bauer, Vice President Engineering


                Section 3 Description of Confidential Information

The Confidential Information disclosed under this agreement is described as:


iQ:  Development of a new starter battery and its system environment

                    Section 4 Use of Confidential Information

The party receiving Confidential Information

               - hereafter referred to as Recipient
shall use Confidential Information only for the following purpose(s):


iQ:  Development of the above mentioned starter battery (Section 3)

The Recipient shall disclose Confidential Information received under this agreement only to persons within its organization who have a "need to know" it and hove been advised of the obligations of confidentiality and agree to be bound.

                        Section 5 Confidentiality Period

This agreement and the Recipient's duty to hold Confidential Information in confidence expire on:

                           Section 6 Disclosure Period

This Agreement pertains to Confidential Information that is disclosed between the effective date and:

                           Section 7 Standard of Care

The parties shall use the some degree of care to avoid unauthorized use and unauthorized disclosure of Confidential Information as it employs with its own confidential and proprietary information of a like nature, but not less than a reasonable degree of care.

                                Section 8 Marking

Recipient's obligations shall only extend to Confidential Information that is described in Section 3 and that

-    comprises specific materials listed in Section 3,
-    is marked as "Confidential" at the time of disclosure, or
- is unmarked (e.g. orally or visually disclosed) but treated as confidential at the time of disclosure, and is designated as "Confidential Information" in writing sent to the Recipient's primary representative within 30 days of disclosure, summarizing the Confidential Information sufficiently for identification.

                              Section 9 Exclusions

This Agreement imposes no obligation upon the Recipient with respect to information that

-    was in the Recipient's possession before receipt from the discloser,
- is or becomes a matter of public knowledge through no fault of the Recipient,
- is disclosed by the discloser to a third party without a duty of confidentiality on the third party and is rightfully received by the Recipient from this third party (or another party that rightfully received that information from this third party without a duty of confidentiality),
- was independently developed by Recipient, provided that Recipient does not use any of discloser's Confidential Information,
-    is disclosed by the Recipient with the discloser's prior written consent.

                               Section 10 Warranty

Each discloser warrants that it has the right to make the disclosures under this agreement. No other warranties are made by either party under this agreement. Any information disclosed under this agreement is provided "as is".

                  Section 11 Rights In Confidential Information

Each discloser retains title to all Confidential Information disclosed by it under this agreement. Neither party acquires any intellectual property rights or licenses under this agreement except the limited rights necessary to carry out the purposes set forth in Section 4.

The Recipient shall, upon the earlier of the discloser's request or the expiration of this agreement, promptly return to the discloser all Confidential Information delivered to the Recipient under this agreement, and all copies and reproductions thereof.

                       Section 12 Miscellaneous Provisions

This agreement imposes no obligation on either party to purchase, sell, license, transfer or otherwise dispose of any technology, services or products. This agreement does not create any agency or partnership relationship between the parties.

Both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data, and shall not export or reexport any technical data any products received from the discloser or the direct product of such technical data to any proscribed country listed in such applicable laws, rules and regulations unless properly authorized.

This agreement is made under and shall be construed according to the laws of Germany.


This agreement including attachments is the entire agreement between MCHP and iQ regarding the subject matter hereof and supersedes and replaces all prior or contemporaneous agreements, written or oral, pertaining therefore. All additions or modifications to this agreement must be made in writing and be signed by both MCHP and iQ. This is valid for this provision, too.

If a provision of this agreement is or becomes inoperative or impracticable or if this agreement includes holes, the operativeness of the other provisions of this agreement are not touched. Instead of the inoperative or impracticable provision a provision is regarded as agreed, that is getting closest to the spirit and purpose of the inoperative or impracticable provision in a legally authorized way. In the case of holes of this contract a provision is regarded as agreed, that fulfills in what would has been agreed corresponding to the spirit and purpose of this agreement, if that matter would have been considered from the start.

Effective date:


         -------------------------------
         Peter. Braun (Managing Director)